Ex 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of BioRestorative Therapies Inc. on Form S-8 of our report dated March 29, 2024, except for Note 2, Note 8, Note 9 and Note 11, as to which the date is June 11, 2024, with respect to our audits of the consolidated financial statements of BioRestorative Therapies Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report is included in Amendment No. 1 to the Annual Report on Form 10-K/A of BioRestorative Therapies, Inc. for the year ended December 31, 2023.

/s/ Marcum llp

Marcum llp
Marlton, New Jersey
November 13, 2024